UNITED  STATES  SECURITIES  AND  EXCHANGE     OMB  APPROVAL
COMMISSION                                    OMB  NUMBER:  3235-0287
WASHINGTON,  DC  20549                        EXPIRES:  JANUARY  31,  2005

                                     FORM 4

                             STATEMENT OF CHANGES IN
                              BENEFICIAL OWNERSHIP

                Filed Pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
              Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

[   ]  Check  this  box  if  no  longer subject to Section 16.  Form 4 or Form 5 obligations  may  continue.
        See  Instruction  1  (b).

1.  Name  and  Address  of  Reporting  Person

Poon,  Qui  Sung
----------------
(Last)      (First)     (Middle)

1128  Odlum  Drive
------------------
(Street)

Vancouver,  British  Columbia,  Canada,  V5L  3L7
-------------------------------------------------
(City)        (State)     (Zip)

2.  Issuer  Name  and  Ticker  or  Trading  Symbol

GLEN  MANOR  RESOURCES  INC.
No  Ticker  or  Trading  Symbol

3.  IRS  or  Social  Security  Number  of  Reporting  Person  (Voluntary)


4.  Statement  for  Month/Year

October  2002

5.  If  Amendment,  Date  of  Original  (Month/Year)

Not  Applicable

6.  Relationship  of  Reporting  Person  to  Issuer

   [  X  ]      Director                    [ X]  10% Owner
   [  X  ]      Officer (give title below)  [  ]  Other (specify below)

                              SECRETARY  TREASURER
                              --------------------

7.  Individual  or  Joint/Group  Filing  (Check  Applicable  Line)

   X     Form  filed  by  One  Reporting  Person
----
         Form  filed  by  more  than  One  Reporting  Person

              TABLE I -Non-Derivative Securities Beneficially Owned






                                                                                 6. Own-       7.Nature
                                          4.  Securities                           ership         of
                                           Acquired(A)                             Form:         Indirect
             2.Trans-                    or Disposed of(D)   5. Amount of          Direct        Beneficial
              action                                           Securities          (D) or        Ownership
              Date       3. Transaction                        Beneficially        Indirect
1. Title     (Month/        Code         (Instr 3, 4 and 5)    Owned at             (I)
of            Day/                                              End of
Security      Year)                            (A) or            Month
(Instr. 4)                Code     V    Amount  (D)   Price   (Instr. 3 and 4)     Instr. 4       Instr. 4

Common       10/18/2002     J           2,500,000 D  $2,500          0               D               N/A








               Table II - Derivative Securities Beneficially Owned (eg. Puts, calls, warrants, options, convertible securities)






                                                                                       9.
                                                                                       Num-     10.
                                                                                       ber .    Owner-
                                                                                       Of. .    Ship
            2.                                                                         Deriv    Form
            Cover-                 5.                             7.                   ative    Of
            sion . . . . . . .     Number        6.               Title                Secu-    Deriv    11.
            or. . . . . . . . .    Of Deri-      Date Exerc-      And            8.    rities   ative    Nature
            Exer- . . . . . . .    Vative        isable and       Amount         Price Bene-    Secur-   Of
            Cise     3.            Securities    Expiration       of             Of    Ficially ity      Indirect
1.          Price    Trans-        Acquired       Date            Under          Deriv Owned    Direct   Bene-
 Title of . of       action  4.    (A) or        (Month/Day/      lying          ative At end   (D) or   ficial
Deriv-. . . Deri-    Date    Trans  Disposed        Year)         Securities     Secu- of       Indir-   Owner
ative . . . Vative  (Month   action-(D)          Date     Expira-(Instr. 3, 4)   rity  month    ect (I)  ship
Security. . Secur-   Day/    Code   (Instr 3, 4  Exer-    tion                  (Instr (Instr   (Instr   (Instr
(Instr. 4). itiy     Year)   Instr 8   and 5)    Cisable  Date   Title   Amount   5)     4)       4)       4)

N/A . . . . N/A       N/A    N/A      N/A             N/A           N/A           N/A    N/A      N/A      N/A






Explanation  of  Responses:

Qui Sung Poon has resigned as a Director and Secretary Treasurer of Glen Manor Resources Inc. and his shares have been purchased by Michael Fisher, the current President and Director of the Glen Manor Resources Inc.

            /s/ "Qui Sung Poon"                    October 18, 20002
           --------------------                    ----------------
          **  Signature  of  Reporting  Person              Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note:  File  three  copies  of  this Form, one of which must be manually signed.
           If  space provided is insufficient.  See Instruction 6 for procedure.